EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-217887 and 333-225079 on Form S-8 of Valvoline Inc. of our report dated June 12, 2020, with respect to the statements of net assets available for benefits of the Valvoline 401(k) Plan as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2019, which appears in the December 31, 2019 annual report on Form 11-K of the Valvoline 401(k) Plan.

Lexington, Kentucky
June 12, 2020